Exhibit 99.1

EQUUS SHAREHOLDERS GRANT NEW AUTHORIZATION

TO WITHDRAW BDC ELECTION

Authorization Supports Company’s Continued Intent

to Effect a Transformative Reorganization

HOUSTON, TX – August 28, 2017 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) today announced that its shareholders have granted a new authorization to the Company’s Board of Directors (hereinafter, the “Board”) to cause the Company’s withdrawal of its election to be classifed as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). A previous authorization was given to the Board on January 6, 2017 and expired on July 31, 2017. The new authorization given to the Board by the Equus shareholders expires on December 31, 2017. These authorizations are a consequence of the Company’s Plan of Reorganization announced on May 15, 2014 (also referred to herein as the “Plan”).

In announcing the Plan, Equus stated its intention to implement the Plan which entailed, among other things: (i) the restructuring of the Company by way of an acquisition of, or merger with, an operating company (referred to in the Plan as a “Consolidation”), and (ii) a withdrawal of the Company’s election to be classified as a BDC. Although Equus has been authorized to withdraw and terminate the Company’s BDC election under the 1940 Act, it will not submit any such withdrawal unless and until Equus has entered into a definitive agreement to effect a Consolidation – which will entail acquiring or merging with an operating company.

On April 24, 2017, Equus entered into an agreement to acquire U.S. Gas & Electric, Inc. (“USG&E”), a retail and commercial energy services provider. This agreement was terminated on May 30, 2017 by USG&E when it notified Equus that the USG&E board had received an acquisition offer from a third party that was deemed by USG&E to constitute a “Superior Proposal” to the terms and conditions offered to the USG&E shareholders by the Company.

Notwithstanding the termination of the Company’s agreement to acquire USG&E, Equus is presently evaluating other suitable target companies which the Company may acquire or with which Equus or a special purpose subsidiary may merge into to accomplish a Consolidation.

The completion of the Plan and the restructuring of Equus into an operating company are subject to various conditions, risks, and uncertainties, among which include the following:

•	Although the Equus shareholders have authorized the Company’s withdrawal as a BDC, they have not approved a Consolidation, the consummation of which is the final step in the Plan. Moreover, the Equus Board has not, at this time, either reviewed or approved any proposed Consolidation and the Company cannot guarantee that, once such Board approval is obtained, the Equus shareholders will in turn approve the same. Consequently, the Company cannot guarantee that it will withdraw its BDC election, or the exact timing of such withdrawal, or that Equus will otherwise complete the Consolidation and become an operating company not subject to the 1940 Act.

•	Even if Equus enters into a definitive agreement that would result in a Consolidation, it may not be able to fulfill the closing conditions thereunder and, therefore, may ultimately not complete a Consolidation within the time frame authorized by the Equus shareholders to withdraw the Company’s BDC election.

•	If Equus is able to be restructured as an operating company instead of a closed-end fund, it will continue to be subject to various investor protections afforded to operating company shareholders pursuant to Delaware corporate law, and the Securities Exchange Act of 1934. Further, assuming that Equus, following the Consolidation, meets the operating company listing standards of the New York Stock Exchange (“NYSE”), the Company’s shareholders will also be afforded protections under applicable NYSE rules. Nevertheless, since Equus will not be regulated under the 1940 Act following a Consolidation, the Company will not be subject to a number of limitations and restrictions of the 1940 Act intended to protect shareholders, including, for example, restrictions on leverage, types and domicile of investments, and restrictions on the Company’s ability to change its business. Further, even though Equus would continue to be subject to various restrictions concerning its securities and interested transactions under the Securities Exchange Act, applicable stock exchange rules, and Delaware law, it would not also be subject to more restrictive 1940 Act provisions concerning similar issues, such as share repurchases below net asset value, the issuance of Equus securities other than common stock for investments and acquisitions, the ratio of independent to interested directors on the Equus Board, related party transactions, and director and officer incentive compensation.

These risks should be considered in addition to the items identified as “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2017.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding possible future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, our ability to execute our reorganization (including a possible Consolidation) and complete the transactions contemplated thereby, the other risks and uncertainties described herein, as well as those contained in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.

Contacts:

Patricia Baronowski

Pristine Advisers, LLC

(631) 756-2486